Exhibit 99.77(q)(1)(d)(4)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

Voya INVESTMENTS, LLC

and

Voya INVESTMENT MANAGEMENT CO. LLC

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily net assets)
Voya Corporate Leaders® 100 Fund	November 18, 2014	0.1800% on all assets
Voya Global Multi-Asset Fund (formerly, Voya Capital Allocation Fund)	January 12, 2017

Direct Investments[1]

0.3600% on first $500 million;

0.3490% on next $500 million;

0.3380% on next $500 million;

0.3260% on next $500 million; and
0.3150% over $2 billion

Other Investments[2]

0.1350%

Underlying Funds[3]
0.0200%

[1]	“Direct Investments” shall include direct interests in companies other than investment companies (e.g. stocks), securities evidencing indebtedness (e.g. bonds) that do not derive their value from another security or asset, and instruments whose value is backed by an asset.

[2]	“Other Investments” shall mean assets which are not Direct Investments or Underlying Funds.

[3]	“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on January 12, 2017.

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily net assets)
Voya Global Target Payment Fund	November 18, 2014	Direct Investments[4] 0.1350% Underlying Funds[5] 0.0360%
Voya Government Money Market Fund	November 18, 2014	0.1800% on first $500 million; 0.1580% on next $500 million; 0.1530% on next $1 billion; 0.1490% on next $1 billion; and 0.1350% over $3 billion
Voya Mid Cap Research Enhanced Index Fund	November 18, 2014	0.2030% on first $500 million; 0.1910% on next $250 million; 0.1800% on next $1.25 billion; and 0.1690% over $2 billion
Voya Small Company Fund	November 18, 2014	0.3830% on first $250 million; 0.3600% on next $250 million; 0.3490% on next $250 million; 0.3380% on next $1.25 billion; and 0.3260% over $2 billion

[4]	A “Direct Investment” is an investment in a financial instrument issued by an issuer that is not a part of the Voya family of funds, including, but not limited to: a security issued by an investment company that is not a part of the Voya family of funds, including exchange traded funds; a security issued by a non-mutual fund issuer, such as an operating company; and derivative instruments other than call options written by Voya Investment Management Co. LLC. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on November 18, 2014.

[5]	“Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on November 18, 2014.

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